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                                                                      [NON-PLAN]

                                   UPROAR LTD.
                         NOTICE OF GRANT OF SHARE OPTION


                  Notice is hereby given of the following option grant (the "Option") to purchase Shares of Uproar Ltd. (the "Corporation"):

                  Optionee: ___________________________________________________

                  Grant Date: _________________________________________________

                  Vesting Commencement Date:  _________________________________

                  Exercise Price:  $___________________ per share

                  Number of Option Shares: ____________ Shares

                  Expiration Date: ____________________________________________

                  Type of Option: ________ Incentive Share Option

                                  ________ Non-Statutory Share Option

                  Date Exercisable: The Option shall become exercisable with respect to (i) fifty percent (50%) of the Option Shares upon Optionee's completion of two (2) years of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of twelve (12) successive equal monthly installments upon Optionee's completion of each additional month of Service over the twelve (12) month period measured from the second anniversary of the Vesting Commencement Date. In no event shall any additional Option Shares vest after Optionee's cessation of Service.

                  Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Share Option Agreement attached hereto as Exhibit A. Optionee understands that any Option Shares purchased under the Option shall be subject to the terms set forth in the Share Purchase Agreement attached hereto as Exhibit B.

                  RIGHTS OF FIRST REFUSAL. OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO CERTAIN RIGHTS OF FIRST REFUSAL EXERCISABLE BY THE CORPORATION AND ITS ASSIGNS. THE TERMS OF SUCH RIGHTS ARE SPECIFIED IN THE ATTACHED SHARE PURCHASE AGREEMENT.

                  No Employment or Service Contract. Nothing in this Notice or in the attached Share Option Agreement shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

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                  Definitions. All  capitalized  terms in this Notice  shall have the meaning assigned to them in this Notice or in the attached Share Option Agreement.

DATED:  __________________, 199_



                                    UPROAR LTD.


                                    By:    __________________________________

                                    Title: __________________________________



                                    _________________________________________
                                    OPTIONEE

                                    Address: ________________________________

                                    _________________________________________


ATTACHMENTS
Exhibit A - Share Option Agreement
Exhibit B - Share Purchase Agreement




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